UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013 (July 23, 2013)

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-16633	23-2908305
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

303-381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2013, Array entered into a Drug Discovery and Development Option and License Agreement (the “Agreement”) with Celgene Corporation and Celgene Alpine Investment Co., LLC (collectively, “Celgene”) pursuant to which Array and Celgene will collaborate on development of an Array-invented preclinical development program targeting a novel inflammation pathway. Under the terms of the Agreement, Array will receive an up-front payment of $11 million in consideration for granting Celgene an option to select multiple clinical development candidates that Celgene may further develop on an exclusive basis under the Agreement. Celgene will also have the option to obtain exclusive worldwide rights to commercialize one or more of the development compounds it selects upon payment of an option exercise fee to Array. Array will be responsible for conducting preclinical discovery research on compounds directed at the target under the Agreement and Celgene will be responsible for all clinical development and commercialization of any compounds it selects under the Agreement. Array is entitled to receive potential milestone payments of up to $376 million based upon achievement of development, regulatory and sales objectives identified in the Agreement. Array is also entitled to receive royalties on net sales of all drugs and will retain all rights to the program if Celgene does not exercise its option.

The Agreement will continue on a country-by-country basis until the termination of the royalty payment obligations, or if earlier, the termination of the Agreement in accordance with its terms. The Agreement may be terminated by either party for an uncured material breach of the Agreement by the other party. In addition, Celgene may terminate the Agreement in its entirety or as to any collaboration compound by giving Array six months’ prior notice, and in any such event the rights to any terminated programs would revert to Array and Celgene’s obligation to pay milestones or royalties with respect to any terminated programs would terminate. Array and Celgene have also agreed to indemnify the other party for breaches of their respective representations and warranties under the Agreement and certain of their respective activities under the Agreement.

Array expects to file the Agreement as an exhibit to its Annual Report on Form 10-K for the year ended June 30, 2013 and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the text of the Agreement when filed.

Array issued a press release on July 29, 2013 announcing the Agreement, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Array BioPharma Forward-Looking Statement

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about future plans to progress and develop the program licensed to Celgene under the Agreement, the achievement of development, regulatory and sales objectives resulting in milestone payments to us, the potential to earn royalties on future sales of any drugs that may be approved for marketing and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements. We are providing this information as of July 29, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release Announcing Drug Discovery and Development Option and License Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2013	Array BioPharma Inc.

By: /s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Announcing Drug Discovery and Development Option and License Agreement